  RESOLUTIONS OF THE
 EXECUTIVE COMMITTEE OF UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of
Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement):

 1.   Board of Directors  Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer -
           Uwharrie Capital Corp

 3.   Brendan P. Duffey        Executive Vice President & Chief Operating       Officer - Uwharrie Capital Corp

 4.   Christy D. Stoner  President & Chief Executive Officer -
           The Strategic Alliance Corporation              (subsidiary of Bank of Stanly),
      Strategic Investment Advisors, Inc. and
      BOS Agency, Inc.

 5.   Jim L. Strayhorn  President & Chief Executive Officer -
           Anson Bank & Trust Co. (subsidiary bank)

 6. Willie D. "Bill" Lawhon, Jr.   President & Chief Executive Officer -
                Bank of Stanly (subsidiary bank)

 7.   Patricia K. Horton       Chief Executive Officer -
           Cabarrus Bank & Trust Company
           (subsidiary bank)

 8.   Sanjay V. Mistry  President -
           Cabarrus Bank & Trust Company
            (subsidiary bank)

 9.   Virginia R. Dunn  Executive Vice President & Chief Financial
      Officer - Uwharrie Capital Corp

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the
Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

Page Two
SEC "Reporting Persons" Resolution
UCC Executive Committee Meeting
August 16, 2005

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed, for fiscal year 2005.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

______   (Approved by the UCC Executive Committee  August 16, 2005)